EXHIBIT 99.1
AAM Continues Pivot Towards Electrification
Acquires Tekfor, a Leading Specialist in Formed and E-Mobility Components

DETROIT, April 11, 2022 - American Axle & Manufacturing Holdings, Inc. (AAM), (NYSE: AXL) announced today that it has entered into a definitive agreement under which AAM will acquire Tekfor Group for an enterprise value of €125 million.

“This acquisition leverages the core strengths of AAM with significant synergy potential, diversifies our geographic and customer sales mix and increases our electrification product portfolio. In addition, this purchase fits nicely with our recent tactical M&A approach,” said AAM’s Chairman and Chief Executive Officer, David C. Dauch. “We are excited to expand our metal forming technologies to serve a broad range of global customers.”

Based in Hausach, Germany, Tekfor Group is a leading specialist in automotive fasteners and metal formed components for driveline, powertrain, and E-mobility applications. Tekfor generated sales of approximately €285 million in 2021.

Subject to regulatory approval and other customary closing requirements, the transaction is expected to close in the second quarter of 2022.

About AAM
As a leading global Tier 1 Automotive and Mobility Supplier, AAM (NYSE: AXL) designs, engineers and manufactures Driveline and Metal Forming technologies to support electric, hybrid and internal combustion vehicles. Headquartered in Detroit with nearly 80 facilities in 17 countries, AAM is bringing the future faster for a safer and more sustainable tomorrow. To learn more, visit aam.com.

About Tekfor Group
Tekfor Group is a leading specialist for mission-critical high-performance components, modules and fasteners. Products include traditional powertrain and driveline (for both internal combustion and hybrid applications) as well as a strongly increasing number of E-mobility components. Headquartered in Hausach, Germany, Tekfor Group has eight sites and employs approximately 2,100 associates in Europe and the Americas covering the whole value chain from engineering to manufacturing.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the transaction and the anticipated consequences and benefits of the transaction and other information relating to matters that are not historical facts. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the receipt and timing of necessary regulatory approvals and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this communication. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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For more information:

Investor Contact:
David H. Lim
Head of Investor Relations
(313) 758-2006
david.lim@aam.com

Media Contact:
Christopher M. Son
Vice President, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.